Exhibit 5.1

August 15, 2013

Sophiris Bio Inc.

1298 Prospect Street

La Jolla, California

United States

Dear Sirs/Mesdames:

Re:	Sophiris Bio Inc. - Public offering of common shares

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Sophiris Bio Inc., a corporation governed by the laws of British Columbia (the “Company”), of a Registration Statement (Registration No. 333-186724) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “U.S. Prospectus”), covering an underwritten public offering of up to 14,950,000 common shares (the “Shares”) in the capital of the Company, which includes up to 13,000,000 Shares to be sold by the Company (the “Company Shares”) and up to 1,950,000 Shares of common stock of the Company that may be sold by the Company pursuant to the exercise of an of an over-allotment option granted to the underwriters (the “Over-Allotment Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Certificate of Amalgamation, Certificate of Name Change, Notice of Articles and Articles, as currently in effect, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the laws of the Province of British Columbia.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Company Shares and the Over-Allotment Shares, when sold and issued by the Company as described in the Registration Statement and the related Prospectus, final determination by the Board Of Directors of the number of Shares to be sold and the purchase price in respect of such Shares, execution of the underwriting agreement as described in the Registration and the related Prospectus, and the including receipt of the consideration therefore, will be validly issued, fully paid and non-assessable.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP